EXHIBIT 10.20

                        AMENDMENT TO EMPLOYMENT AGREEMENT

                  THIS AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment") is made and entered into as of this 2nd day of August, 2000, by and between OMNICARE, INC., a Delaware corporation (the "Company") and PETER LATERZA ("Mr. Laterza").

                  WHEREAS, Mr. Laterza and the Company entered into an Employment Agreement effective August 2, 1998, as amended February 25, 2000 ("Employment Agreement"); and

                  WHEREAS, the parties now desire to amend said Employment Agreement pursuant to Section 6.5 thereof;

                  NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Amendment, the parties agree as follows:

    1. A new Section 2.9 is added to the Employment Agreement reading as follows:

                  "2.9 Split Dollar Agreement, Mr. Laterza will be eligible to participate in the Company's split dollar life insurance program for its executives and his death benefit thereunder shall be at that level as is generally provided for similarly-situated executives of the Company, which benefit may be reduced if the required medical examination reveals any condition that would impact his insurability at standard rates. Upon termination of his employment, Mr. Laterza shall be entitled to repay to the Company the amount of premiums paid by the Company on his behalf whereupon the Company shall release the policy to him free and clear of any interest it may have."

    2.   Section 3.1 of the Employment Agreement is amended to read as follows:

                  "3.1 Term. The term of employment of Mr. Laterza pursuant to this Agreement shall be a period of two years from the effective date of this Agreement, such date being the 2nd day of August, 2000, ("the Effective Date"). This Agreement shall be automatically renewed at the end of this term for an additional two-year term, and shall continue to automatically renew at the end of each term for like two-year terms, unless at least 180 days prior to the end of the initial term following the Effective Date or any subsequent term, either party notifies the other party that this Agreement shall not renew for the next term. Notwithstanding the foregoing, Employee's employment may be sooner terminated as described in Section 3.2 through 3.6 hereof."

                  All remaining provisions of the Employment Agreement shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                                     OMNICARE, INC.


                                                     /s/ Joel F. Gemunder
                                                     ---------------------------
                                                     Name: Joel F. Gemunder
                                                     Title:  President


                                                     /s/ Peter Laterza
                                                     ---------------------------
                                                     PETER LATERZA